[GRAPHIC OMITTED]                               [GRAPHIC OMITTED]
CORPORATE INVESTOR RELATIONS             CONTACT: Robert M. Daugherty
5333 - 15TH AVENUE SOUTH                          President & CEO
SUITE 1500                                        bdaugherty@humboldtbancorp.com
SEATTLE, WA 98108                                 916.783.2813
206.762.0993                                      Patrick J. Rusnak
www.stockvalues.com                               Chief Financial Officer
                                                  prusnak@humboldtbancorp.com
                                                  916.783.2812

News Release
================================================================================

             HUMBOLDT BANCORP REPORTS RECORD FIRST QUARTER RESULTS;
             ------------------------------------------------------
           POSTS $18.6 MILLION GAIN ON SALE OF MERCHANT BANKCARD UNIT
           ----------------------------------------------------------


ROSEVILLE, CA - April 15, 2003 /PRNewswire/ - Humboldt Bancorp (Nasdaq: HBEK), today reported first quarter net income of $22.0 million, or $1.68 per diluted share. The first quarter 2003 results included a non-recurring after-tax gain of approximately $18.6 million recognized in connection with the sale of Humboldt Bank's proprietary merchant bankcard operations, which was completed on March 13, 2003. Excluding the impact of the gain, diluted earnings per share for first quarter of 2003 were $0.26, an increase of 30% over the first quarter of 2002, and the return on average assets and average shareholders' equity were 1.32% and 16.3%, respectively.

"The first quarter results reflect continued progress with execution of our strategic plan," remarked Robert M. Daugherty, President and CEO. "Completing the sale of our merchant bankcard operation now allows us to concentrate all efforts on growing and improving the performance and efficiency of our community bank franchise. Steps taken last year to improve efficiency are starting to pay off and, overall, I am very satisfied with our progress made during the first quarter."

Net interest income for the first quarter of 2003 increased 9%, to $11.7 million, compared to $10.8 million for the same period in 2002. The net interest margin for the first quarter of 2003 was 5.01%, a decrease of 20 basis points from the same period in 2002. The first quarter 2003 margin was reduced by about 9 basis points due to the impact of placing two loans on non-accrual status. "Although we have taken steps to reduce the asset sensitive nature of our balance sheet, we expect some margin compression in 2003 to the extent the runoff of demand deposits associated with our merchant bankcard operation is funded with wholesale borrowing instead of core deposit growth," remarked
Patrick Rusnak, Chief Financial Officer. "With short term rates at current levels, we expect the margin for 2003 to fall in the range of 4.70% to 4.85%."

Non-interest income for the first quarter of 2003 was $36.1 million, and included a gain on the sale of the Humboldt Bank proprietary merchant bankcard business of approximately $29.8 million. Excluding this gain, non-interest income for the first quarter of 2003 was $6.3 million, a decrease of $365,000, or 5%, from the prior year. This decrease is principally due to a reduction in merchant bankcard revenue resulting from the sale of the business during March 2003 and a reduction in ATM service fees resulting from Humboldt's exit from the ATM business during the second quarter of 2002.

Non-interest expense for the first quarter of 2003 totaled $12.2 million, a decrease of $1.2 million, or 9%, from the first quarter of 2002. This reduction in non-interest expense is principally attributable to cost savings resulting from the consolidation of Humboldt's bank charters (which was completed during the second quarter of 2002), reduced operating expenses resulting from the sale of the merchant bankcard business during March 2003 and lower compensation expense related to the accrual for certain employment contracts. Included in non-interest expense for the first quarter of 2003 is approximately $120,000 of compensation expense related to stock options granted since January 1, 2003. Humboldt's efficiency ratio for the first quarter of 2003 was 67.2%, a 942 basis point improvement from the same period in 2002.

On January 2, 2003, Humboldt completed the sale of its branch offices in Riverside and Lancaster, California to Silvergate Bank. Approximately $14 million of deposits, primarily time deposits, were sold with no premium received. In related transactions, Humboldt sold approximately $15 million of commercial real estate loans. Humboldt's outstanding loans as of March 31, 2003 were $755 million, an increase of $75 million, or 11%, compared to the prior year quarter end. Total deposits at March 31, 2003 were $870 million, an increase of $74 million, or 9%, over March 31, 2002.

                                     (more)

HBEK 1Q03 Earnings Release
April 15, 2003
Page 2



A cash dividend of $0.025 per share was paid on March 24, 2003, and Humboldt completed its initial 600,000 share stock repurchase program during the first quarter of 2003. Humboldt repurchased a total of 353,000 shares during the first quarter of 2003 at an average purchase price of $11.90 per share, and approximately one million shares remain available under a second authorization that was originally announced in July 2002. At March 31, 2003, total shareholders' equity was $96 million and book value per share was $7.69. Humboldt's leverage ratio as of March 31, 2003 was 10.45%.

Non-performing assets at March 31, 2003 totaled $10.9 million, or 1.01% of total assets, up from $3.8 million at December 31, 2002. Net charge-offs for the first quarter 2003 were $224,000, or 0.12% of average loans on an annualized basis. "During the first quarter, a $1.3 million non-accrual loan paid off in full, but two other credits totaling approximately $7.6 million were moved to non-accrual status," remarked Rusnak. "One is a well-secured agriculture-related credit with an aggregate balance of $2.4 million, of which $1.6 million is backed by government guarantees. The other is a construction loan for a boutique hotel, which is nearly completed and well-secured by real estate. No significant loss is expected in connection with either of these two credits." The loan loss provision annualized as a percentage of average loans for the first quarter of 2003 was 0.32% and the ratio of allowance for loan losses to total loans at March 31, 2003 was 1.59%, up 12 basis points from a year earlier. The ratio of allowance to non-performing loans was 111% at March 31, 2003.

Humboldt Bancorp had total assets of approximately $1.1 billion as of March 31, 2003. Through its principal operating subsidiary, Humboldt Bank, it offers business and consumer banking services through 19 banking centers, including its Tehama Bank and Capitol Valley Bank divisions.



                             www.humboldtbancorp.com



This news release includes forward-looking statements, which management believes are a benefit to shareholders. These forward-looking statements describe Humboldt management's expectations regarding future events and developments, such as: future operating results, net anticipated interest margin for the year 2003, credit losses, changes in market interest rates and the continued success of Humboldt's business plan. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. Humboldt undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.







                                 (tables follow)

HBEK 1Q03 Earnings Release
April 15, 2003
Page 3


Humboldt Bancorp
Selected Financial Results - Unaudited
(in thousands, except per share data)


                                                                      Quarter Ended               Percent
                                                                                                 Increase
                                                                   3/31/03        3/31/02       (Decrease)
Summary of Operations
Interest income                                          $          15,534         15,407              1%
Interest expense                                                     3,789          4,625            -18%
Net Interest Income                                                 11,745         10,782              9%
Provision for loan losses                                              589            446             32%
Net interest income after provision                                 11,156         10,336              8%
Non-interest income                                                 36,101          6,698              nm
Non-interest expense                                                12,155         13,400             -9%
Merger-related expenses                                                  -              -              nm
Income before taxes                                                 35,102          3,634              nm
Income taxes                                                        13,141          1,096              nm
Net income                                                          21,961          2,538              nm
Net operating income*                                    $          21,961          2,538              nm

Period End Balances
Earning assets                                           $         983,294        842,494             17%
Total loans                                                        754,762        679,818             11%
Total assets                                                     1,075,749        950,782             13%
Total deposits                                                     870,314        796,163              9%
Total shareholders' equity                               $          96,328         66,048             46%

Average Balances
Earning assets                                           $         950,804        838,635             13%
Total loans                                                        757,294        661,996             14%
Total assets                                                     1,037,584        947,789              9%
Total deposits                                                     850,546        784,744              8%
Total shareholders' equity                               $          84,195         65,798             28%

Per Share Data
Basic earnings per share                                 $            1.75           0.20              nm
Diluted earnings per share                                            1.68           0.20              nm
Basic average shares outstanding                                    12,574         12,510              1%
Diluted average shares outstanding                                  13,082         12,978              1%
Book value per common share                                           7.69           5.33             44%
Cash dividends declared                                  $           0.025              -              nm
Leverage ratio                                                      10.45%          8.28%             26%


*Excludes non-recurring gain on sale of proprietary merchant bankcard operations.
nm - not meaningful

                                     (more)

HBEK 1Q03 Earnings Release
April 15, 2003
Page 4

Humboldt Bancorp
Selected Financial Results - Unaudited
(in thousands, except per share data)


                                                                        Quarter Ended            Percent
                                                                                                 Increase
                                                                   3/31/03        3/31/02       (Decrease)
Performance Ratios
Return on average equity (ROE)*                                     16.31%         15.64%              4%
Return on average assets (ROA)*                                      1.32%          1.09%             22%
Net interest margin                                                  5.01%          5.21%             -4%
Efficiency*                                                         67.24%         76.66%            -12%
Non-interest income to total revenue*                                35.0%            38%             -9%

Asset Quality Data
Allowance for loan losses                                           11,979          9,963             20%
Allowance to ending loans                                            1.59%          1.47%              8%
Net charge-offs                                                        224            248            -10%
Net charge-offs to average loans                                     0.12%          0.15%            -21%
Non-performing loans                                                10,812          4,876            122%
Non-performing assets                                               10,900          5,425            101%
Non-performing assets to total assets                                1.01%          0.57%             78%
Provision for loan losses to average loans                           0.32%          0.27%             15%
Allowance to non-performing loans                                     111%           204%            -46%


*Excludes non-recurring gain on sale of proprietary merchant bankcard operations.
nm - not meaningful




NOTE:  Transmitted on PR Newswire at 5:00 am PDT, April 15, 2003.